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Exhibit 99

Granite City Signs Definitive Agreements with Concept Development Partners and DHW Leasing

        MINNEAPOLIS (February 9, 2011)—Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced that it has entered into two agreements: a definitive stock purchase agreement with Concept Development Partners LLC ("CDP") to provide preferred equity financing; and a definitive stock repurchase agreement with DHW Leasing, L.L.C. ("DHW"), the Company's major shareholder, to repurchase certain outstanding common equity.

        Under the stock purchase agreement, CDP will purchase $9.0 million of newly issued convertible preferred stock of the Company. In addition to providing capital for the Company's growth, the financing will fund the repurchase, pursuant to the stock repurchase agreement, of 3.0 million shares of outstanding common stock of the Company held by DHW, which will result in a change of control of the Company.

        Completion of the transactions contemplated by the agreements is subject to customary closing conditions, the completion of a new $10.0 million credit facility for the Company, and approval by the Company's shareholders, including approval from a majority of the outstanding shares and approval from a majority of the non-DHW shares present in person or represented by proxy. There can be no assurance that all conditions of such agreements will be satisfied or that the Company's shareholders will approve the agreements and transactions.

        Further details regarding the agreements and transactions are set forth in the Company's SEC filings.

About Granite City

        Granite City Food & Brewery Ltd. is a Modern American, upscale casual restaurant chain that operates 26 restaurants in 11 states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

About Concept Development Partners

        Concept Development Partners LLC is owned by an affiliate of CIC Partners' current fund, CIC II LP, and CDP Management Partners LLC of Malibu, California. Rob Doran and Dean Oakey are the managing partners of CDP Management Partners LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries.

About CIC Partners

        As a Dallas-based mid-market private equity firm, CIC Partners has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. CIC's prior restaurant and retail investments include Buffet Partners (dba Furr's), DF&R Restaurants Inc. (Don Pablo's), Main Street Restaurant Group (the largest T.G.I. Friday's franchisee), Restoration Hardware, and Quiznos.

Forward-Looking Statements

        Certain statements made in this press release of a non-historical nature constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to avoid lease terminations and other material adverse consequences despite withholding rent from certain of our landlords during rent negotiations, the risk our shareholders may not approve the agreements and transactions with CDP and DHW, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010, as amended by the risks and uncertainties described in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010 and November 9, 2010.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676

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  Exhibit 99
Granite City Signs Definitive Agreements with Concept Development Partners and DHW Leasing